Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Alchemical Capital Corp. (A Development Stage Company), of our report dated March 28, 2009 on our audit of the financial statements of Alchemical Capital Corp. (A Development Stage Company) as of December 31, 2008, and the related statement of operations, shareholders’ equity and cash flows for the year ended December 31, 2008, from inception on June 16, 2008 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC
Boca Raton, Florida
March 30, 2009